Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 10, 2014, by and between Varonis Systems, Inc., a Delaware corporation (the “Company”), and Yakov Faitelson (“Executive”), to be effective on the Effective Date (as defined below). Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the Company and Executive previously entered into an Amended and Restated Executive Employment Agreement, dated November 26, 2012 (the “Original Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of the Company; and

WHEREAS, upon the consummation of the initial public offering of the Company’s common stock (the “Effective Date”), the Company and Executive mutually desire to terminate the Original Agreement and enter into this Agreement, which sets forth the terms and conditions of Executive’s employment as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. Executive shall continue to serve as President and Chief Executive Officer of the Company and in such position shall have the duties, responsibilities and authority commensurate with the status of an individual holding such position in a company similarly situated to the Company and shall render services consistent with such position. In all cases, Executive shall be subject to the supervision and authority of, and shall report to, the Board of Directors of the Company (the “Board of Directors”). While employed by the Company, Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled pursuant to this Agreement and in accordance with the Company’s policies in effect at such time. Notwithstanding the foregoing, nothing herein shall preclude Executive, so long as Executive delivers advance written notice to the Company, from participating in or serving on the board of directors or similar governing body of a corporation or other business entity, (other than a business entity in a competitive business as described in Section 6(c)) or of charitable, religious, social or educational organizations in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company. Executive agrees to discharge his duties diligently, faithfully and in the best interests of the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate Executive’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)).

2. EMPLOYMENT TERM. Unless Executive’s employment shall sooner terminate pursuant to Section 5 of this Agreement, the Company shall employ Executive under the terms of this Agreement for the period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each (each, an “Extended Term”), unless Executive or the Company, as the case may be, at least ninety (90) days prior to the expiration of the Initial Term or any Extended Term, provides written notice to the other of its intention not to renew this Agreement. The period during which Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Term.”

3. COMPENSATION.

(a) Base Salary. As compensation for Executive’s services to the Company, the Company shall pay Executive an annual base salary (as in effect from time to time, the “Base Salary”) at a rate of $380,000 per year (pro-rated for any partial year). The Base Salary shall be paid to Executive in accordance with the usual payroll practices of the Company in effect from time to time. The Base Salary may be increased (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or solely to senior executives of the Company) in the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) or the Board of Directors.

(b) Annual Bonus. Executive shall have an annual discretionary target bonus opportunity equal to $160,000, to be paid upon satisfaction of certain criteria established by the Compensation Committee and subject to the terms of any annual bonus plan established by the Compensation Committee, or by any other committee or officer having authority over executive compensation. Such bonus (the “Annual Bonus”) shall be paid in accordance with the terms of any annual bonus plan governing such Annual Bonus.

(c) Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4. BENEFITS AND PERQUISITES.

(a) Welfare Benefits; Paid Time Off. While employed by the Company, Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for the Company’s employees, including, without limitation, medical, dental and other benefits such as a 401(k) plan, in accordance with the terms thereof in effect from time to time, on a basis no less favorable than other senior management employees of the Company. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any of its Affiliates (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law. Notwithstanding any other policy, plan or program of the Company, Executive shall be entitled to not less than thirty days of paid vacation per calendar year, which may be carried over one year to the extent not used in any given calendar year.

(b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

5. TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the end of the Term; (ii) the date on which the Board delivers written notice that Executive is being terminated for “Disability” (as defined below); or (iii) the date of Executive’s death. In addition, Executive’s employment may be earlier terminated (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive without Good Reason at any time, effective ninety (90) days following the date on which a written notice to such effect is delivered to the Company; provided, however, that the Company may specify an earlier effective date for a termination effected pursuant to clauses (3) or (4).

(a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Base Salary, payable as provided in Section 3(a) hereof; (ii) any accrued but unused paid time off, payable at the same time as the Base Salary and in accordance with Section 3(a) hereof; (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(b) hereof, payable in accordance with Section 4(b) hereof; and (iv) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination, payable in accordance with the terms of the relevant employee benefit plans (collectively, the “Accrued Benefits”).

(b) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason and Section 5(c) is not then applicable, then Executive shall be entitled to the Accrued Benefits payable as provided in Section 5(a) hereof and subject to Executive’s execution and non-revocation of a general release of claims relating to Executive’s employment and service as an officer with the Company in a form reasonably satisfactory to the Company (the “Release”) within thirty (30) days following the date of termination (or such longer period as may be required by applicable law for the effectiveness of the Release):

(i) an amount equal to one (1) times the Base Salary as of the date of termination, payable in a lump sum on the 60th day following the date of termination; and

(ii) an amount equal to the amount of the Annual Bonus, if any, that Executive would have earned for the year of termination, had he remained employed, based on the actual financial performance of the Company, as determined by the Company following the end of such year, multiplied by a fraction the numerator of which is the number of days in the year of termination that Executive was employed by the Company and the denominator of which is 365 (the “Pro-Rata Bonus”), to be paid in a cash lump sum on the date on which annual bonuses are otherwise paid by the Company to its active employees.

(c) Termination in Connection with a Change in Control. If Executive’s employment hereunder is terminated (i) by the Company other than for Cause or (ii) by Executive with Good Reason in either case within one year following a “Change in Control” (as such term is defined in the Company’s 2013 Omnibus Equity Incentive Plan, as may be amended from time to time, and provided that no Change in Control for this purpose shall occur unless the relevant transaction constitutes a “change in control event” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), then Executive shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s execution and non-revocation of the Release within thirty (30) days following the date of termination (or such longer period as may be required by applicable law for the effectiveness of the Release):

(i) an amount equal to one and a half (1.5) times the Base Salary as of the date of termination, payable in a lump sum on the 60th day following the date of termination;

(ii) an amount equal to Executive’s target Annual Bonus for the year of termination, to be paid in a cash lump sum on the 60th day following the date of termination; and

(iii) notwithstanding anything in the contrary in the applicable option or equity-incentive plans, immediate vesting of all of Executive’s outstanding equity-based awards.

(d) Voluntary Resignation by Executive without Good Reason; Termination upon Death or Disability. If Executive voluntarily resigns his employment without Good Reason or if Executive’s employment is terminated by reason of Executive’s death or Disability, in lieu of any other payments or benefits, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to the Accrued Benefits only.

(e) Expiration of Term. For the avoidance of doubt, upon the expiration of the Term in accordance with Section 2 hereof, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 8 and 9 hereof, shall expire.

(f) Clawback. Notwithstanding anything herein to the contrary, if (A) Executive breaches any of the restrictive covenants set forth in Section 6 hereof or any other restrictive covenants (including those restrictive covenants contained in the Restrictive Covenant Agreement) and (B) the Company provides Executive with written notice of such breach, the Company shall not be required to pay any amount pursuant to Section 5(b) or Section 5(c) and the Company shall have the right to require Executive (and any heir, representative, successor or assign of Executive) to repay any amount previously paid to Executive pursuant to Section 5(b) or 5(c).

(g) Definitions. For purposes of this Agreement:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

“Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee which is materially injurious to the financial condition or business reputation of the Company; (ii) Executive’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct; (iv) Executive’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Company; (v) Executive’s willful and material violation of any written policies of the Company; or (vi) Executive’s material breach of any obligations under any material written agreement or covenant with the Company.

“Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days after receipt of written notice of the Board’s determination under this clause (ii).

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are corrected by the Company within thirty (30) days following written notification by Executive (which written notice must be delivered within thirty (30) days following the date Executive becomes aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (i) any material reduction in Executive’s title, duties, authorities, or responsibilities; (ii) any material breach by the Company of any agreement between the Company and Executive; (iii) any material reduction in the Base Salary (including, once Executive’s Base Salary is increased, any material reduction in Executive’s Base Salary below such increased amount) other than, in each case, an across-the-board reduction that applies to all employees or solely to senior executives of the Company; or (iv) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles outside of the Company’s headquarters in New York, New York or Herzliya, Israel.

“Restrictive Covenant Agreement” means the Confidential Information, Invention Assignment, At-Will Employment and Arbitration Agreement entered into between Executive and the Company, as the same may be amended or replaced from time to time or any successor agreement.

(h) Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s subsidiaries or Affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(i) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6. COVENANTS.

(a) Non-Solicitation of Employees and Contractors. Executive agrees that during the term of his employment and for a period of twelve (12) months following Executive’s termination of employment for any reason, whether such termination is initiated by the Company or Executive, Executive shall not, directly or indirectly, without the prior written consent of the Company, whether or not such action is initiated by Executive: (i) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to terminate such work relationship, (ii) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to be employed by or provide services to any person or entity other than the Company, or (iii) hire, employ or engage any employee or contractor of the Company to work for a person or entity other than the Company. The foregoing obligations shall apply to any employee or contractor of the Company at the time Executive’s employment is terminated as well as any such individuals who, either coincident with or within twelve (12) months before the termination of Executive’s employment hereunder, terminated their employment or engagement with the Company.

(b) Non-Interference With Business Relations. Executive agrees that during the term of his employment and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether such termination is initiated by the Company or Executive, he will not, directly or indirectly, without the prior written consent of the Company, whether or not such action is initiated by Executive: (i) do anything or attempt to do anything to discredit or otherwise injure the reputation or goodwill of the Company; (ii) solicit, induce, encourage or attempt to solicit, induce or encourage any party or any existing or prospective counterparty including, but not limited to, any advertiser, vendor, customer, employee, contractor, distributor, manufacturer or any other existing or prospective professional or business relation of the Company to not conduct business with the Company, divert away any business from the Company, or to cease, limit or reduce the level of business conducted between such business relation and the Company; or (iii) in any way interfere or attempt to interfere with the Company’s relationship with any party or existing or prospective counterparty, including, but not limited to, any advertiser, customer, employee, independent contractor, distributor, manufacturer or other professional or business relation of the Company.

(c) Non-Competition. Executive agrees that during the term of his employment and for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, whether such termination is initiated by the Company or Executive, he will not, directly or indirectly, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, contractor, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, creditor, or otherwise in any other capacity for, (ii) own, purchase, organize, or take preparatory steps for the organization or competition of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, advise, work or consult for or otherwise join, participate in or affiliate himself with, any business whose business, products or operations are competitive (including by planning or proposing to be competitive) with the Company’s data management and data protection business. The foregoing covenant shall cover Executive’s activities in every part of the world. Should Executive obtain other employment during his employment with the Company or within twelve (12) months immediately following the termination of his relationship with the Company, Executive agrees to provide written notification to the Company as to the name and address of his new employer, the position that he expects to hold, and a general description of his duties and responsibilities, at least five (5) business days prior to starting such employment.

(d) Restrictive Covenant Agreement. Executive agrees and acknowledges that Executive has agreed to be bound by and comply with the terms, conditions and restrictions contained in the Restrictive Covenant Agreement.

(e) Acknowledgement. Executive acknowledges and agrees that: (i) the business in which the Company is engaged is intensely competitive, (ii) Executive’s employment by the Company will require Executive to have access to, and knowledge of confidential information, which is of vital importance to the success of the Company, (iii) the disclosure or improper use of any confidential information could place the Company at a serious competitive disadvantage and could do them serious damage, financial and otherwise, (iv) Executive will develop relationships with clients and business partners pursuant to this Agreement at the time and expense of the Company, and (v) by Executive’s training, experience and expertise, Executive’s services to the Company are extraordinary, special and unique. Executive agrees and acknowledges that each restrictive covenant in this Section 6 (including, for all purposes of this Section 6(e), each restrictive covenant contained in the Restricted Covenant Agreement) is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, including the protection and continuity of the business and goodwill of the Company, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

(f) Definition of “the Company” for Section 6. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated Affiliates, including any entity which becomes Executive’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or an Affiliate. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from an Affiliate to accept employment with such Affiliate.

7. SECTION 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a “Change in Control” (as defined in the Company 2013 Omnibus Equity Incentive Plan) or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero).

8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9. GENERAL.

(a) Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

Varonis Systems, Inc.

1250 Broadway, 31st Floor

New York, NY, 10001

Attention: General Counsel

To Executive:

at the address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company.

(b) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and Executive. As of the Effective Date, this Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof, including the Original Agreement, provided, that, if the initial public offering of the Company’s common stock is not consummated, this Agreement shall be null and void and any existing agreements between the Company and Executive with respect to the subject matter hereof shall remain in full force and effect. Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(d) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction. To the fullest extent permitted by law, the resolution of all disputes arising under, or relating to, this Agreement shall be governed by, and construed and enforced in accordance with, the arbitration provision of the Restrictive Covenant Agreement.

(g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i) Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Cooperation. Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Executive’s possession or control arising out of his employment in a reasonable time, place and manner.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

VARONIS SYSTEMS, INC.

By:	/s/ Ohad Korkus
	Name:	Ohad Korkus
	Title:	Chief Technology Officer

EXECUTIVE

By:	/s/ Yakov Faitelson
	Name:	Yakov Faitelson